Exhibit 99.1

CubeSmart Announces Agreement to Acquire $540 Million Self-Storage Portfolio

Malvern, Pennsylvania – (Globe Newswire) – October 27, 2020 – CubeSmart (NYSE: CUBE), today announced that it has entered into an agreement to acquire a portfolio of eight self-storage properties in New York City from Storage Deluxe for $540 million. The portfolio, currently professionally managed by and branded CubeSmart, consists of 780,425 rentable square feet located in Brooklyn, Queens, and the Bronx, NY.

“This exciting transaction represents the culmination of our ten-year strategic plan to establish our leading market position in New York City,” commented Christopher P. Marr, President and Chief Executive Officer. “The acquisition of this portfolio expands our presence in attractive submarkets within each outer borough that have positive demographic trends and a strong growth outlook. The timing of this opportunity allows us to take advantage of strong fundamental trends for self-storage in the boroughs.”

Consideration for the acquisition will consist of approximately $201.7 million payable in cash, approximately $183.7 million payable in Class B Operating Partnership Units, and the assumption of approximately $154.6 million of existing fixed-rate secured debt. The Company expects to finance the cash portion of the purchase price at closing through cash on hand and borrowings under the unsecured revolving credit facility.

Steven J. Guttman, Founder and Chairman of Storage Deluxe, commented, “When I began investing in self-storage in 1998, I identified New York City as the best market in the country and, over twenty years later, I still believe that. Over the last ten years we have been a seller, customer and partner of CubeSmart, and with this transaction we will add investor. CubeSmart has established a strong position in the New York City market which has been further solidified due to recent zoning restrictions. CubeSmart’s impressive operating platform, coupled with their position as a market leader in New York, makes us highly optimistic about the future performance of our investment in CUBE.”

The transaction is expected to close in two tranches, both in the fourth quarter of 2020, and is subject to customary closing conditions, including lender consent with respect to the debt that will be assumed. No assurance can be given that the transaction will be consummated on contemplated terms, or at all. Additional information on the transaction can be found in the presentation posted on our investor relations website at investors.cubesmart.com.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust. CubeSmart owns or manages 1,256 self-storage properties across the United States. According to the 2020 Self Storage Almanac, CubeSmart is one of the top three owners and operators of self-storage properties in the U.S.

The Company’s mission is to simplify the organizational and logistical challenges created by the many life events and business needs of its customers – through innovative solutions, unparalleled service, and genuine care. The Company's self-storage properties are designed to offer affordable, easily accessible, and secure storage space for residential and commercial customers.

For more information about business and personal storage or to learn more about the Company and find a nearby storage property, visit www.cubesmart.com or call CubeSmart toll free at 800-800-1717.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs. Forward-looking statements can often be identified by words such as “expect,” “intend” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the expected closing of the Storage Deluxe Acquisition, if at all. Forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement, which risks, uncertainties and assumptions include, but are not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; and CubeSmart’s ability to realize anticipated benefits of the proposed transaction. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s other filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statement. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Company Contact:

Josh Schutzer

Senior Director, Finance

(610) 535-5700